Exhibit 99.1

April 24, 2018

Liberty TripAdvisor Holdings, Inc. to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB)  will be holding its Annual Meeting of Stockholders on Thursday, May 24, 2018, at approximately 8:15 a.m., M.D.T., at the corporate offices of Liberty TripAdvisor Holdings, Inc.,  12300 Liberty Blvd., Englewood, Colorado 80112.  The record date for the meeting is 5:00 p.m., New York City time, on April 2, 2018.  The annual meeting will not be webcast.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq:  LTRPA, LTRPB) consists of its subsidiary TripAdvisor.   TripAdvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.